UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2011 (October 24, 2011)

TRACTOR SUPPLY COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-23314	13-3139732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Powell Place, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(615) 440-4000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Enrty Into Material Definitive Agreement

     On October 24, 2011, Tractor Supply Company (the “Company”) entered into a Credit Agreement, by and among the Company, as Borrower, certain subsidiaries of the Company, certain lenders and Bank of America, N.A., as Administrative Agent for the lenders (the “Revolving Credit Facility”).

The material terms of the Revolving Credit Facility are as follows:

Availability

The Revolving Credit Facility is in the aggregate principal amount of $250 million, with a $20 million sublimit for swingline loans and a $250 sublimit for the issuance of letters of credit. In addition, the Company has an option to increase the availability under the Revolving Credit Facility by up to $150 million subject to, among other things, the receipt of commitments for the increased amount. The Revolving Credit Facility is unsecured and has a five-year term.

Guarantees

The loans and other obligations under the Revolving Credit Facility are guaranteed by each of the Company’s domestic subsidiaries.

Interest and Fees

Borrowings will bear interest at either a Base Rate or LIBOR plus an additional amount ranging from 0.40% to 1.00% per annum, adjusted quarterly based on the Company’s performance (0.50% at October 24, 2011).  The Company will also be required to pay a commitment fee ranging from 0.075% to 0.20% per annum for unused capacity (0.10% at October 24, 2011).

Certain Covenants

The Revolving Credit Facility requires the Company to meet certain financial tests, including, without limitation:

•	fixed charge coverage ratio of not less than 2 to 1; and

•	a leverage ratio of not greater than 4 to 1.

In addition, the Revolving Credit Facility contains certain covenants that, among other things, restrict additional indebtedness, liens, investments, acquisitions, restricted payments, transactions with affiliates, asset dispositions, mergers and consolidations, prepayments of other indebtedness, sale leasebacks and other matters customarily restricted in such agreements.

Events of Default

The Revolving Credit Facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain ERISA events and judgments in excess of specified amounts.

The foregoing description of the Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the credit agreement constituting the Revolving Credit Facility, which is attached hereto as Exhibit 10.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

    The information under Item 1.01 above is incorporated by reference hereunder.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1
Credit Agreement, dated as of October 24, 2011, by and among Tractor Supply Company, as Borrower, certain subsidiaries of the Company, certain lenders and Bank of America, N.A., as Administrative Agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tractor Supply Company

October 28, 2011	By:	/s/ Anthony F. Crudele
Name: Anthony F. Crudele
Title: Executive Vice President - Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1
Credit Agreement, dated as of October 24, 2011, by and among Tractor Supply Company, as Borrower, certain subsidiaries of the Company, certain lenders and Bank of America, N.A., as Administrative Agent for the lenders.